Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-152746, Form S-8 No. 333-135222, Form S-8 No. 333-85657, Form S-8 No. 33-57131, Form S-8 No. 33-62968, Form S-8 No. 33-33958 and Form S-8 No. 33-20069) of Moog Inc. of our report dated March 24, 2009 relating to the Financial Statements and Supplemental Schedule of Moog Inc. Retirement Savings Plan (formerly known as the Moog Inc. Savings and Stock Ownership Plan) for the year ended September 30, 2008, which appears in this Form 11‑K.
/s/ Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
March 24, 2009